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                  [JAMES INVESTMENT RESEARCH INC., LETTERHEAD]

                                                                     26 May 1998

To Shareholders of the Golden Rainbow Fund:

Good news!

I am glad to report our plans for the Golden Rainbow A James Advised Mutual Fund to come "back home," to the Southwestern Ohio area.

James Investment Research, Inc. is completing arrangements to purchase the management responsibility of the Fund from John Nuveen & Company Incorporated. We hope to complete arrangements for the purchase during the second quarter of this year.

Your fund began in 1984 as common trust funds of the Citizens Federal Trust Department. After conversion to a mutual fund in 1991, managed and administered by the Flagship Financial, Inc., of Dayton Ohio, we continued as investment adviser. Subsequently, Flagship Financial was merged with the John Nuveen & Company Incorporated, of Chicago, in 1996.

Full details will be provided as they are completed, but I can tell you that we have structured the transaction so that the transfer from Nuveen will be a tax free transaction to fund shareholders. We anticipate lowering fund expenses, and providing improved communications to shareholders.

As you know, our firm and our employees are major shareholders in the fund, and we are looking forward to the future, as the fund "Comes Home."

Sincerely,

/s/F.E. James
F.E. James, Ph.D.

Note: The filing of this letter shall not be construed as an admission that it is a solicitation as defined in Rule 14a-1 of the proxy rules.